Exhibit 99.1

iPower Announces Strategic Partnership with LTMATE Global

DUARTE, CA, July 13, 2023 -- iPower Inc. (Nasdaq: IPW) (“iPower” or the “Company”), a tech and data-driven online retailer and supplier of consumer home and garden products, as well as a provider of value-added ecommerce services, today announced a strategic partnership with LTMATE Global Inc. (“LTMATE”), a premier online retailer and distributor of home furnishings and décor in multiple countries around the globe.

LTMATE was founded in 2018 with the goal of providing consumers a best-in-class combination of service, selection and value. As one of the largest lighting retailers for Amazon, Wayfair and Overstock, LTMATE offers premium quality brands alongside thousands of exclusive and patented designs in lighting, home furnishings and décor. Under the terms of the agreement, iPower will leverage its expertise in both ecommerce and social commerce services by utilizing its merchandising and logistics capabilities, as well as its Amazon 1P and 3P vendor partnerships. iPower will also provide access to other full spectrum ecommerce sales channels such as Tiktok shopping to bring LTMATE products to market in the US.

“Our strategic partnership with LTMATE represents one of the first wins for our emerging ecommerce services business,” said Lawrence Tan, CEO of iPower. “Our primary goal is to assist companies with increasing their sales presence in the US by leveraging our merchandising, social commerce and ecommerce expertise, as well as our channel partnerships with Amazon and TikTok. LTMATE offers high-quality products at an affordable price, which aligns with iPower’s positioning in the marketplace. We look forward to ramping up our ecommerce services as we scale this emerging segment of our business.”

LTMATE CEO, Jacky Zhao, added, “We are excited to partner with iPower to accelerate growth in the US. As we evaluated other ecommerce service providers, we were most impressed with iPower’s merchandising capability and 1P vendor partnership with Amazon, which we believe is a natural sales channel for our portfolio of home furnishings and décor. Although it is early in our partnership with iPower, we have already identified opportunities to further collaborate with their team as our sales volume grows in the US.”

About iPower Inc.

iPower Inc. is a tech and data-driven online retailer and supplier of consumer home and garden products, as well as a provider of value-added ecommerce services for third-party products and brands. iPower offers thousands of stock keeping units from its in-house brands as well as hundreds of other brands through its ecommerce channel partners and its websites, www.zenhydro.com and www.simpledeluxe.com. iPower has a diverse customer base that includes both commercial businesses and individuals. For more information, please visit iPower's website at www.meetipower.com.

About LTMATE Global LLC

LTMATE was founded in 2018 to give consumers a winning combination of service, selection and value. As one of the largest lighting retailers for Amazon, Wayfair and Overstock, LTMATE carries all the top brands, alongside thousands of exclusive and patented designs in lighting, home furnishings and décor. LTMATE is your online destination for home furnishings and décor, offering hundreds of products across furnishings, décor, home improvement, sports and outdoor, and more.

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

(720) 330-2829

IPW@elevate-ir.com